Contact: Stephanye Schuyler
Phone: 603-773-6454
Fax: 603-773-6665
Email: schuyler@unitil.com

Unitil Shareholders Elect Directors

Hampton, NH — April 17, 2003 — Unitil Corporation (AMEX:UTL) (www.unitil.com) held its Annual Meeting of Shareholders today at the corporate offices in Hampton, New Hampshire. Shareholders elected Robert G. Schoenberger, Charles H. Tenney III and Dr. Sarah P. Voll to the Board of Directors for three-year terms, and approved the Restricted Stock Plan.

“Unitil completed its challenging agenda for 2002 by finishing regulatory restructuring, returning to more normal utility earnings and moving Usource towards profitability,” Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer, told shareholders and guests at the meeting. “We have a strong and stable financial base and expect to be able to achieve continued improvement in earnings.”

In his presentation at the Annual Meeting, Mr. Schoenberger outlined the improvements in the company’s financial position and highlighted its future prospects. In addition to implementing new retail rates including a 10% allowed return on equity for its four utility operating divisions, the company has also eliminated major regulatory, power supply and environmental risks and implemented a leaner and more efficient cost structure. The company benefits from its relatively high-growth utility service areas and is pursuing a proven non-utility growth strategy. Earnings growth and higher recovery of utility investments and stranded costs will increase cash flow, reduce leverage and continuing to allow Unitil to fund investments to meet sustained service area growth. Mr. Schoenberger’s presentation is available on the company website at www.unitil.com.

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Fitchburg Gas and Electric Light Company, Unitil Energy Systems, Inc., Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its unregulated business unit Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to; variations in weather, changes in the regulatory environment, customers’ preferences on energy sources, general economic conditions, increased competition and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company.